Exhibit 99.3

Press Contact:

Robert Minicucci, Warner Communications

Phone: (603) 488-5856

Mobile: (339) 206-1722

robert@warnerpr.com

Investor Inquiries:

Andrea Clegg, NightHawk Radiology Holdings, Inc.

Phone: (208) 292-2818

aclegg@nighthawkrad.net

NightHawk Radiology Holdings, Inc. Announces CEO Succession

COEUR D’ALENE, Idaho, November 17, 2008 – NightHawk Radiology Holdings, Inc. (Nasdaq: NHWK), the leading provider of radiology solutions to radiology groups and hospitals throughout the United States, today announced that the company’s Board of Directors has approved a succession plan for members of NightHawk’s senior management. Effective November 15, 2008, Dr. Paul E. Berger resigned as chief executive officer and will be succeeded by Mr. David M. Engert, a NightHawk director and member of its audit and nominating and corporate governance committees since April 30, 2008. Dr. Berger will continue to serve as non-executive chairman of the board and will work closely with Mr. Engert over the course of the next several months to ensure a smooth and efficient transition.

Mr. Engert has over 25 years of senior management experience in the healthcare and technology industries, most recently serving as president, chief executive officer and a member of the board of directors of Quality Care Solutions, Inc., one of the nation’s leading providers of advanced healthcare payer enterprise application solutions, which was acquired by Trizetto, Inc. in January 2007. Prior to that, Mr. Engert served as senior vice president and general manager of the Managed Care Group and then Revenue Cycle Management at McKesson Corporation, a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care.

“I am excited about joining the management team after spending the last six months as a member of the board. I’m confident that we can leverage NightHawk’s industry-leading position, strong brand and comprehensive service offering to expand our market opportunities and provide customers with high-value solutions,” said Mr. Engert.

Dr. Berger is one of the founders of NightHawk and has served as its chief executive officer and chairman since 2001. “The board wishes to express its deepest appreciation to Dr. Berger for his extraordinary contributions to the company and to the practice of radiology. We are very pleased that Paul will continue to contribute to the company’s development as Nighthawk’s chairman as the company enters its next phase of evolution. We remain committed to Dr. Berger’s vision of transforming the practice of radiology,” said Charles Bland, member of NightHawk’s board of directors.

“Founding NightHawk with my son, Jon, is among the most gratifying things I’ve done,” said Dr. Paul Berger. “I believe we have enhanced patient outcomes while improving the quality of life for the radiologists we serve. I look forward to continuing my role with the company as chairman.”

In related news, Mr. Jon Berger, NightHawk founder, senior vice president of strategy and business development and member of the board of directors has resigned from NightHawk to pursue other interests. Mr. Berger’s resignation from the board of directors will allow NightHawk to maintain compliance with the Nasdaq listing standards related to the independence of directors. “As a co-founder, Jon made an invaluable contribution to the company from its earliest days to its current position as a market leader. The company would not have reached its current stage of development without his passion for and dedication to NightHawk’s mission,” said Mr. Bland.

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its advanced, proprietary clinical workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week, for more than 750 radiology group customers and the 26% of all U.S. hospitals they serve. For more information, visit http://www.nighthawkrad.net.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These statements include statements regarding expanding our market position and providing customers with high-value solutions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competitive conditions in the radiology industry, and regulatory risks. Other factors that could cause operating and financial results to differ are described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 31, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

The statements presented in this press release speak only as of the date of the release. Except as otherwise required by applicable law, NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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